SCHEDULE 14C
(Rule 14c-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:
☒	Preliminary information statement	☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))
☐	Definitive information statement

CLEANTECH TRANSIT, INC.
(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

CLEANTECH TRANSIT, INC.
11226 Pentland Downs Street
Las Vegas, Nevada 89141

INFORMATION STATEMENT

NO VOTE OR OTHER ACTION OF THE COMPANY’S SHAREHOLDERS
IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY

Dear Shareholders:

This Information Statement is furnished by the Board of Directors (the “Board”) of CLEANTECH TRANSIT, INC. (the “Company”) to inform shareholders of the Company of certain actions adopted by the Board and approved by shareholders holding a majority in interest of the voting power of the Company. This Information Statement will be mailed on approximately July 1, 2013 to shareholders of record of the Company’s Common Stock as of June 14, 2013 (“Record Date”).  Specifically, this Information Statement relates to the Amendment of the Company’s Articles of Incorporation.

On May 30, 2013, the Board of Directors approved certain amendments to its Articles of Incorporation increasing the authorized capital of the Company from 600,000,000 to 5,000,000,000 shares of common stock and a change in the Company’s name, to EQCO2, Inc. This Information Statement will be sent on or about July 1, 2013 to the Company’s shareholders of record on the Record Date not solicited for their consent to this corporate action.

This Information Statement is being furnished to you to inform you of the actions taken as required by rules and regulations of the Securities and Exchange Commission, and, in addition, to satisfy any requirements of notice under the Nevada Corporation Law. You are urged to read this Information Statement in its entirety for a description of the actions taken by the Board of Directors and approved by the majority shareholders of the Company.

The filing of the Amendment to the Certificate of Incorporation of the Company with the Nevada Secretary of State, which will implement the foregoing amendments, will not be done until a date which is at least twenty (20) days after the mailing of this Information Statement. This Information Statement will be sent on or about July 1, 2013 to the Company’s shareholders of record on the Record Date solicited for their consent to this corporate action.

Sincerely, /s/ Kenneth Bosket President

This Information Statement is to inform you of the actions taken by the Board of Directors of the Company and approved by the majority shareholders of the Company, on May 30, 2013 and to discuss the purposes and reasons for such actions.

PURPOSES OF AMENDMENT OF CERTIFICATE OF INCORPORATION

The Company was incorporated under the laws of the State of Nevada on June 28, 2006 under the name Patterson Brooke Resources Inc. to identify and acquire a mineral property that held the potential to contain gold and/or silver mineralization. In early 2010, due to the global economic crisis, a challenging environment for raising capital and the lack of suitable drill targets discovered on the Alice Claim, we decided to shift our business focus to begin to explore opportunities in the development and production of hybrid, electric, alternative fuel and diesel heavy duty transit buses, luxury motor coaches and tour buses. In furtherance of that, on April 7, 2010, we amended our Articles of Incorporation to change our corporate name to Cleantech Transit, Inc.

On May 9, 2013, the Company entered into an Exchange Agreement whereby the Company agreed to exchange shares of its common stock for shares of Discovery Carbon Environmental Securities Corporation (“DCE”), a Nevada corporation. The Company will issue up to one hundred million (100,000,000) shares of its common stock, in restricted form, to those DCE shareholders agreeing to exchange their shares. In addition, the Company is amending its Certificate of Designation for its Series B Convertible Preferred Shares, reducing the number of shares available for issuance to one million shares (1,000,000). Each share of Series B issued will have the right to 50,000 votes on any issue on which the common shareholders vote. As part of the Agreement, the Company agreed to change its name to EQCO2, Inc. and will adopt a one-for-five forward stock split.

The filing of a Certificate of Amendment with the Nevada Secretary of State, which will implement the foregoing amendment, will not be done until a date which is at least twenty (20) days after the mailing of this definitive Information Statement. This Information Statement will be sent on or about July 1, 2013 to the Company’s shareholders of record on the Record Date not solicited for their consent to this corporate action.

VOTING SECURITIES

The Record Date of shareholders entitled to receive notice of this corporate action by the Company is the close of business on June 14, 2013. The amendment to the Certificate of Incorporation requires the affirmative vote of a simple majority of the issued and outstanding voting stock. On such date, the Company had issued and outstanding 317,210,160 shares of its Common Stock and 1,282,000 shares of its Series A Preferred Stock (the “Series A Shares”).  Thus, on the Record Date, there were a total of 317,210,160 shares of common stock votes plus the Series A Shares, and the Company has received a majority of such votes, or 52.03% approving the Amendment. Pursuant to Nevada law, there are no dissenter’s or appraisal rights relating to the actions taken.

INTEREST OF CERTAIN PERSONS IN MATTER BEING ACTED UPON

No director, executive officer, associate of any director or executive officer, or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, resulting from the amendment to the Certificate of Incorporation described herein which is not shared by all other shareholders pro rata and in accordance with their respective interests.

STOCK OWNERSHIP/PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of shares of the Company’s Common Stock as of the Record Date by: (i) all shareholders known to the Company to be beneficial owners of more than 5% of the outstanding Common Stock; (ii) each director and executive officer; and (iii) all officers and directors as a group. Except as may be otherwise indicated in the footnotes to the table, each person has sole voting power and sole dispositive power as to all the shares shown as beneficially owned by them.

Name and Address	Number of Shares Owned as of June 14, 2013	Percentage
Crown Equity Holdings, Inc. 11226 Pentland Downs Street Las Vegas, NV 89141	140,619,819	44.33%
Kenneth Bosket(1)(2) 11226 Pentland Downs Street Las Vegas, NV 89141	2,000,000	0.63%
Lowell Holden(1)(2)(3) 11226 Pentland Downs Street Las Vegas, NV 89141	2,000,000	0.63%
Montse Zaman(1)(2) 11226 Pentland Downs Street Las Vegas, NV 89141	2,000,000	0.63%

Officers and Directors as a group (3 persons)	6,000,000	1.89%
________________
(1)           Denotes officer and/or director.
(2)           Mr. Holden, Mr. Bosket and Mrs. Zaman are officers and directors of Crown Equity Holdings, Inc (“Crown Equity”), a major shareholder of the Company. Mr. Holden, Mr. Bosket and Mrs. Zaman disclaim any ownership of the common owned by Crown Equity.
(3)           Mr. Holden’s shares are held in the name of his company, LS Enterprises, Inc.

MANAGEMENT/EXECUTIVE OFFICERS

The Directors and Executive officers of the Company are identified in the table below. Each Director serves for a one-year term or until a successor is elected and has qualified. Currently, our Directors are not compensated for their services.

Name	Age	Position

Kenneth Bosket	60	CEO, Chairman of the Board
Montse Zaman	37	Secretary, Director
Lowell Holden	70	CFO, Director

Family Relationships. There are no family relationships between any of the officers and directors.

Business Experience. The following is a brief account of the business experience during at the least the last five years of the directors and executive officers, indicating their principal occupations and employment during that period, and the names and principal businesses of the organizations in which such occupations and employment were carried out.

KENNETH BOSKET, CEO and Chairman.

Kenneth Bosket is a director of the Company. Mr. Bosket has been CEO and a director of the Company since July, 2011. Mr. Bosket retired in 2004 after 30 years with Sprint (Telecommunication Division). Mr. Bosket is co-founder of JaHMa, a music company in Las Vegas, Nevada and a former Board Member and President of Bridge Counseling Associates, a mental health and substance abuse service company. His experience includes implementing appropriate procedures for positioning his organization's goals with successful teaming relationships, marketing and over 30 years of extensive customer service, as well as managing various departments, and being a western division facilitator working directly for a President of Sprint. Mr. Bosket has received numerous awards, such as the Pinnacle Award for his exceptional service with his former employer combined with his community service involvements. Mr. Bosket earned a Masters of Business Administration from the University of Phoenix and a Bachelor's of Business Administration from National University. Mr. Bosket brings to the Company extensive experience in managing employees as well as extensive marketing experience which have been invaluable in helping the Company move forward with its business plan. Mr. Bosket is also an officer and director of Crown Equity Holdings, Inc., a position he has held since June, 2008. Crown Equity trades under the symbol “CRWE.OB.”

MONTSE ZAMAN, Secretary and Director.

Montse Zaman is the Secretary, Treasurer and a Director for the Company since July, 2011. She worked for Zaman & Company, a private business consulting firm, as an administrative assistant from 2003 until the end of 2008 when she joined the Company. Ms. Zaman has extensive organizational experience and is involved in handling the day-to-day administrative operations of the Company. Ms. Zaman has an extensive background in journalism and has a degree in Communications from Instituto Superior De Ciencia Y Technologia A.C. in Mexico. Mrs. Zaman possesses strong administrative credentials which have proven invaluable in handling the daily operations of the Company and reporting and working directly with the Company’s CFO in ensuring that all financial transactions are accurately and properly reported. Mrs. Zaman is also an officer and director of Crown Equity Holdings, Inc., a position she has held since February, 2008. Crown Equity trades under the symbol “CRWE.OB”.

LOWELL HOLDEN, CFO and Director

Lowell Holden is CFO and Chief Accounting Officer of the Company as well as a director since July, 2011. Since 1983, Mr. Holden has owned and operating his own consulting firm, LS Enterprises, Inc., which provides business consulting, accounting and other services to businesses. Mr. Holden has a broad range of business experience including managing, securing financing, structuring of transactions, and is experienced and knowledgeable in managing relationships with customers, financing institutions and stockholders. Mr. Holden also has a background in assisting companies in fulfilling their financial auditing and SEC reporting requirements. Mr. Lowell Holden has a Bachelor's of Science degree from Iowa State University. Mr. Holden is also an officer and director of Crown Equity Holdings, Inc., a position he has held since January 2010. Crown Equity trades under the symbol “CRWE.OB”.

COMPENSATION OF MANAGEMENT

During the year ended October 31, 2012 and to date for 2013, no officer or director has received compensation from the Company except as described below. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meeting of the Board of Directors. The Company has no material bonus or profit-sharing plans pursuant to which cash or non-cash compensation is or may be paid to the Company’s directors or executive officers.

The Company has no compensatory plan or arrangements, including payments to be received from the Company, with respect to any executive officer or director, where such plan or arrangement would result in any compensation or remuneration being paid resulting from the resignation, retirement or any other termination of such executive officer’s employment or from a change-in-control of the Company or a change in such executive officer’s responsibilities following a change-in-control and the amount, including all periodic payments or installments where the value of such compensation or remuneration exceeds $100,000 per executive officer. During the year ended October 31, 2012, no funds were set aside or accrued by the Company to provide pension, retirement or similar benefits for Directors or Executive Officers. The Company adopted its Consultants and Employees Stock Plan for 2012 in December, 2012 which reserved 20,000,000 shares of its common stock for issuance to consultants and employees. As of May 30, 2013, the Company had issued a total of 6,000,000 shares to its officers, valued at $27,000, as compensation for services.  The remaining shares were issued to employees and consultants as compensation for services and there are no remaining shares in the Stock Plan.

The Company has no written employment agreements.

Termination of Employment and Change of Control Arrangement. Except as noted herein, the Company has no compensatory plan or arrangements, including payments to be received from the Company, with respect to any individual names above from the latest or next preceding fiscal year, if such plan or arrangement results or will result from the resignation, retirement or any other termination of such individual’s employment with the Company, or from a change in control of the Company or a change in the individual’s responsibilities following a change in control.

Compensation Pursuant to Plans. Other than disclosed above, the Company has no plan pursuant to which cash or non-cash compensation was paid or distributed during the last fiscal year, or is proposed to be paid or distributed in the future, to the individuals and group described in this item.

AMENDMENT OF ARTICLES OF INCORPORATION

The following are the changes to the Articles of Incorporation which were recommended by the Company’s Board of Directors and approved by the shareholder having a majority in interest of the voting power, together with the reasons for such changes:

Change of Name:

As part of the Agreement, the Company agreed to change its name to EQCO2, Inc. as being more reflective of the Company’s proposed business operations as a result of the Agreement, that is the offsetting (equalizing/neutralizing) carbon dioxide (CO2) emissions through the development and use of renewable energy products and emission offset credits. As a result of the name change, the Company may be issued a new trading symbol.

Change in Authorized Shares of Stock:

The authorized capital structure is being changed. At present, the Company is authorized to issue 600,000,000 shares of common stock having a par value of $.001 per share and 10,000,000 shares of preferred stock with a par value of $.001 per share. The Company proposes to increase the number of authorized shares to 5,010,000,000 shares, comprised of 5,000,000,000 shares of common stock, par value $.001, with the number of preferred shares remaining at 10,000,000 shares, par value $.001. The Company is increasing its authorized capitalization in connection with its proposed forward stock split of one for five. The Company does not have enough shares to implement the proposed stock split without an increase in the number of authorized common shares.

NOTE: The Amended Articles of Incorporation as intended to be filed with the Secretary of State of Nevada are attached hereto as an exhibit and made a part hereof.  Reference is hereby made to such exhibit for the specific wording of each of the foregoing provisions.

POTENTIAL ANTI-TAKEOVER EFFECT

Although the increased proportion of authorized but unissued shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that could dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), the increase in our authorized capital through the increase of the capital stock of the Company is not being undertaken in response to any effort of which the Board of Directors is aware to accumulate shares of the Common Stock or obtain control of the Company. The Board of Directors does not currently contemplate the adoption of any other amendments to the Articles of Incorporation that could be construed to affect the ability of third parties to take over or change the control of the Company.

Authorized but unissued shares of common stock and preferred stock would be available for future issuance without our shareholders’ approval. These additional shares may be utilized for a variety of corporate purposes including, but not limited to, future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of the Company that may otherwise be beneficial to shareholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with the Company’s Board of Directors’ desires at that time. A takeover may be beneficial to shareholders because, among other reasons, a potential suitor may offer shareholders a premium for their shares of stock compared to the then-existing market price. Management may also use additional shares of the Company’s stock, either common or preferred, to resist or frustrate a third party transaction which may offer an above-market premium which would be favored by a majority of independent stockholders.

Purpose of Increasing the Company’s Authorized Shares of Common Stock

General Corporate Purposes

The Company’s directors believe that it is desirable to have additional authorized shares of common stock available for other possible future financings, possible future acquisitions, stock dividends, stock splits and other general corporate purposes. The Company’s directors believe that having such additional authorized shares of common stock available for issuance in the future should give the Company greater flexibility and may allow such shares to be issued without the expense and delay of a special shareholders’ meeting. Although such issuance of additional shares with respect to future financings and acquisitions would dilute existing shareholders, management believes that such transactions would increase the value of the Company to its shareholders.

Forward Stock Split

The Company’s Board of Directors has approved a one for five forward stock split in connection with the Exchange Agreement. Accordingly, in order to implement the stock split, the Company needs to increase the number of authorized shares of its common stock. Accordingly, the Company’s Articles of Incorporation are being amended to increase the number of shares of common stock authorized from 600,000,000 to 5,000,000,000. This will provide enough shares for the Company to implement the Stock Split as well as having enough shares for any future acquisitions or stock sales, although none are currently contemplated.

Advantages and Disadvantages of Increasing Authorized Shares

There are certain advantages and disadvantages of voting for an increase in the Company’s authorized common stock.

The advantages include:

•           The ability to raise capital by issuing capital stock under the transaction described above, or other financing transactions.
•           To have shares of common stock available to pursue business expansion opportunities, if any.

The disadvantages include:

•           Dilution to the existing shareholders, including a decrease in our net income per share in future periods. This could cause the market price of our stock to decline.
•           The issuance of authorized but unissued stock could be used to deter a potential takeover of the Company that may otherwise be beneficial to shareholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with the desires of the Company’s Board of Directors, at that time. A takeover may be beneficial to independent shareholders because, among other reasons, a potential suitor may offer such shareholders a premium for their shares of stock compared to the then-existing market price. The Company does not have any plans or proposals to adopt provisions or enter into agreements that may have material anti-takeover consequences.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any reports, statements or other information that we file at the SEC's public reference rooms, including its public reference room located at 100 F Street, N.E., , Washington, D.C. 20549. You may also obtain these materials upon written request addressed to the Securities and Exchange Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on its public reference rooms. Our public filings are also available at the Internet web site maintained by the SEC for issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System (EDGAR) at www.sec.gov.

MISCELLANEOUS

We request brokers, custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of our Common Stock and we will reimburse such persons for their reasonable expenses in connection therewith. Additional copies of this Information Statement may be obtained at no charge by writing to us at our office address, 11226 Pentland Downs, Street, Las Vegas, NV 89141.

BY ORDER OF THE BOARD OF DIRECTORS

June 17, 2013	/s/ Kenneth Bosket
Kenneth Bosket, President